Exhibit 99.1

Timberland Reports Fourth-Quarter and Full-Year 2009 Results

STRATHAM, N.H.--(BUSINESS WIRE)--February 4, 2010--The Timberland Company (NYSE: TBL) today reported fourth-quarter 2009 net income of $22.3 million and diluted earnings per share of $0.40. These results compare to fourth-quarter 2008 net income of $13.1 million and diluted earnings per share of $0.23.

Fourth-Quarter 2009 Results Summary:

  Revenue remained relatively flat at $387.8 million compared to the prior year period but was down 3.9% on a constant dollar basis, reflecting declines in the boots business partially offset by strong growth in the SmartWool® brand and performance footwear. Foreign exchange rate changes increased fourth-quarter 2009 revenue by approximately $12.3 million due to the weakening of the U.S. dollar relative to the Euro, Japanese Yen, and British Pound.
  North America revenue decreased 6.5% to $215.7 million compared to the prior year period, due to a decline in the boots business partially offset by growth in Timberland® brand apparel, SmartWool® apparel and accessories, and men’s performance footwear. Europe revenue increased 17.1% to $128.4 million versus 2008 fourth-quarter levels, and increased 8.3% on a constant dollar basis. European results reflect benefits from foreign exchange, continued strength in the boots business, growth in all categories of women’s footwear, and the net addition of 9 retail stores since the fourth quarter of 2008. Asia revenue decreased 13.4% to $43.6 million compared to the prior year period, and decreased 17.6% on a constant dollar basis, driven by declines in boots, casual footwear, apparel, and the net closure of 8 retail stores since the fourth quarter of 2008.
  Global footwear revenue decreased 2.8% to $273.4 million from the fourth quarter of 2008, as declines in the boots business in North America and Asia offset growth in the European boots business. Apparel and accessories revenue increased 2.9% to $106.8 million compared to the prior year period, due to solid growth in the SmartWool® apparel and accessories businesses.

  Worldwide consumer direct revenue increased 3.7% to $138.2 million from the fourth quarter of 2008, driven by an improvement in apparel and casual footwear, partially offset by a decline in boots. Global wholesale revenue was down 3.0% to $249.5 million compared to the prior year period, primarily due to a decline in the kids’ boots business and Timberland® apparel.
  Operating income for the fourth quarter of 2009 was $37.2 million compared to operating income of $23.1 million in the prior year period. This was driven by an increase in gross margin primarily due to supply chain cost favorability as well as benefits from foreign exchange, partially offset by increased operating expenses due to higher incentive-based compensation costs.
  In the fourth quarter of 2009 the effective tax rate was 39.9% compared to 48.9% in the fourth quarter of 2008. The tax rate for the full-year 2009 was 30.4% compared to 44.1% in 2008, due to the release of certain tax reserves.
  In connection with its stock buyback program, the Company repurchased approximately 872 thousand shares in the fourth quarter of 2009 at a cost of approximately $15 million.
  The Company ended the quarter with $289.8 million in cash and no debt. Accounts receivable decreased 11.6% to $149.2 million compared to the prior year period, due to strong collections in all regions. Inventory at quarter end was $158.5 million, down 11.8% versus 2008 fourth-quarter levels, reflecting the Company’s continued focus on working capital.

For the full-year 2009, Timberland reported net income of $56.6 million and diluted EPS of $1.01. These results compare to full-year 2008 net income of $42.9 million and diluted EPS of $0.73.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “In 2009 we saw solid results in our classic boot business in Europe, substantial growth in our SmartWool® brand and significant improvement during the fourth quarter in the performance footwear category, all indicative of Timberland’s strength as an authentic outdoor brand. During these difficult economic times we have worked hard to continue making great product, build our relationship with consumers around the world and maintain a strong balance sheet, all of which we believe leave us well-positioned to capture the long-term potential of the Timberland® brand.”

Note that comments made by the Company and Mr. Swartz are based on current expectations. These comments may be forward-looking, and actual results may differ materially.

As previously announced, the Company will be hosting a conference call to discuss fourth-quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 706.643.2916 and providing access code number 49850763. Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company®, howies®, Mountain Athletics® and IPATH® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. Timberland’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, Africa and the Middle East. More information about Timberland is available in its reports filed with the Securities and Exchange Commission (SEC).

Certain statements in this press release including, without limitation, the statement by Mr. Swartz above, may be forward looking or “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding Timberland’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause Timberland’s results to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) Timberland’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) Timberland’s ability to execute key strategic initiatives; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in Timberland’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings we make with the SEC. Timberland undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release includes discussion of constant dollar revenue change (which excludes the impact of changes in foreign currency exchange rates), which is a non-GAAP measure. As required by SEC rules, the Company has provided reconciliations of this measure on attached tables that follow its financial statements. Additional required information regarding this non-GAAP measure is located in the Form 8-K furnished to the SEC on February 4, 2010.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	December 31, 2009	December 31, 2008
Assets
Current assets
Cash and equivalents	$289,839	$217,189
Accounts receivable, net	149,178	168,666
Inventory, net	158,541	179,688
Prepaid expenses	32,863	37,139
Prepaid income taxes	11,793	16,687
Deferred income taxes	26,769	23,425
Derivative assets	1,354	7,109
Total current assets	670,337	649,903

Property, plant and equipment, net	69,820	78,526
Deferred income taxes	14,903	18,528
Goodwill and intangible assets, net	89,885	91,866
Other assets, net	14,962	10,576

Total assets	$859,907	$849,399

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$0	$0
Accounts payable	79,911	96,901
Accrued expense and other current liabilities	125,500	112,090
Income taxes payable	22,007	20,697
Derivative liabilities	389	2,386
Total current liabilities	227,807	232,074

Other long-term liabilities	36,483	40,787

Stockholders’ equity	595,617	576,538

Total liabilities and stockholders’ equity	$859,907	$849,399

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended		For the Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Revenue	$387,760	$390,626	$1,285,876	$1,364,550
Cost of goods sold	191,547	216,708	682,954	743,817

Gross profit	196,213	173,918	602,922	620,733

Operating expense
Selling	123,378	122,191	407,987	437,730
General and administrative	35,654	29,475	116,772	113,011
Litigation settlement	-	(2,630)	-	(2,630)
Impairment of intangible asset	-	1,884	925	2,061
Restructuring and related costs	(27)	(129)	(236)	925
Total operating expense	159,005	150,791	525,448	551,097

Operating income	37,208	23,127	77,474	69,636

Other income/(expense), net
Interest income/(expense), net	(85)	39	405	1,719
Other income/(expense), net	(123)	2,526	3,506	5,455
Total other income/(expense), net	(208)	2,565	3,911	7,174

Income before provision for income taxes	37,000	25,692	81,385	76,810

Provision for income taxes	14,746	12,554	24,741	33,904

Net income	$22,254	$13,138	$56,644	$42,906

Earnings per share
Basic	$0.40	$0.23	$1.01	$0.73
Diluted	$0.40	$0.23	$1.01	$0.73
Weighted-average shares outstanding
Basic	54,960	57,244	56,034	58,442
Diluted	55,329	57,598	56,352	58,786

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Year Ended
	December 31, 2009	December 31, 2008
Cash flows from operating activities:
Net income	$56,644	$42,906
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	450	2,784
Share-based compensation	5,942	8,518
Depreciation and other amortization	28,783	32,345
Provision for losses on accounts receivable	3,224	7,575
Impairment of intangible asset	925	2,061
Impairment of other long-lived assets	3,023	1,154
Litigation settlement	-	(2,630)
Tax expense from share-based compensation, net of excess benefit	(2,214)	(1,254)
Unrealized (gain)/loss on derivatives	333	(131)
Other non-cash charges/(credits), net	(1,381)	2,274
Increase/(decrease) in cash from changes in operating assets and liabilities:
Accounts receivable	18,206	3,847
Inventory	24,178	20,789
Prepaid expenses and other assets	1,479	4,963
Accounts payable	(17,762)	11,533
Accrued expense	11,846	3,809
Prepaid income taxes	4,894	674
Income taxes payable	(2,093)	7,270
Other liabilities	(626)	(767)
Net cash provided by operating activities	135,851	147,720

Cash flows from investing activities:
Acquisition of business and purchase price adjustments, net of cash acquired	(1,554)	970
Additions to property, plant and equipment	(17,677)	(22,316)
Other	(849)	141
Net cash used by investing activities	(20,080)	(21,205)

Cash flows from financing activities:
Common stock repurchases	(43,905)	(46,261)
Issuance of common stock	1,962	1,875
Excess tax benefit from stock option and employee stock purchase plans	151	183
Other	(1,284)	0
Net cash used by financing activities	(43,076)	(44,203)

Effect of exchange rate changes on cash and equivalents	(45)	(8,397)

Net increase in cash and equivalents	72,650	73,915
Cash and equivalents at beginning of period	217,189	143,274
Cash and equivalents at end of period	$289,839	$217,189

THE TIMBERLAND COMPANY
REVENUE ANALYSIS
(Amounts in Thousands, Unaudited)

	For the Quarter Ended			For the Year Ended
	December 31, 2009	December 31, 2008		December 31, 2009	December 31, 2008

Revenue by Segment:
North America	$215,745	$230,628	-6.5%	$610,164	$652,435	-6.5%
Europe	128,389	109,638	17.1%	529,302	553,044	-4.3%
Asia	43,626	50,360	-13.4%	146,410	159,071	-8.0%
Total Revenue	$387,760	$390,626	-0.7%	$1,285,876	$1,364,550	-5.8%

Revenue by Product:
Footwear	$273,440	$281,232	-2.8%	$931,179	$974,326	-4.4%
Apparel and Accessories	106,842	103,788	2.9%	328,571	367,032	-10.5%
Royalty and Other	7,478	5,606	33.4%	26,126	23,192	12.7%

Revenue by Channel:
Wholesale	$249,523	$257,272	-3.0%	$918,796	$989,478	-7.1%
Consumer Direct	138,237	133,354	3.7%	367,080	375,072	-2.1%

Comparable Store Sales:
Domestic Retail	-4.7%	-16.4%		-8.7%	-11.1%
Global Retail	-0.3%	-8.4%		-2.4%	-3.7%

THE TIMBERLAND COMPANY
RECONCILIATION OF TOTAL COMPANY,
NORTH AMERICA, EUROPE AND ASIA REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Amounts in Thousands, Unaudited)

Total Company Revenue Reconciliation:

	For the Quarter Ended		For the Year Ended
	December 31, 2009		December 31, 2009
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($2,866)	-0.7%	($78,674)	-5.8%
Increase/(decrease) due to foreign exchange rate changes	12,291	3.2%	(29,485)	-2.2%
Revenue decrease in constant dollars	($15,157)	-3.9%	($49,189)	-3.6%

North America Revenue Reconciliation:

	For the Quarter Ended		For the Year Ended
	December 31, 2009		December 31, 2009
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($14,883)	-6.5%	($42,271)	-6.5%
Increase/(decrease) due to foreign exchange rate changes	582	0.2%	(1,104)	-0.2%
Revenue decrease in constant dollars	($15,465)	-6.7%	($41,167)	-6.3%

Europe Revenue Reconciliation:

	For the Quarter Ended		For the Year Ended
	December 31, 2009		December 31, 2009
	$ Change	% Change	$ Change	% Change
Revenue increase/(decrease) (GAAP)	$18,751	17.1%	($23,742)	-4.3%
Increase/(decrease) due to foreign exchange rate changes	9,599	8.8%	(34,735)	-6.3%
Revenue increase in constant dollars	$9,152	8.3%	$10,993	2.0%

Asia Revenue Reconciliation:

	For the Quarter Ended		For the Year Ended
	December 31, 2009		December 31, 2009
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($6,734)	-13.4%	($12,661)	-8.0%
Increase due to foreign exchange rate changes	2,110	4.2%	6,354	4.0%
Revenue decrease in constant dollars	($8,844)	-17.6%	($19,015)	-12.0%

Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We calculate constant dollar revenue changes by recalculating current year revenue using the prior year’s exchange rates and comparing it to prior year revenue reported on a GAAP basis. We provide constant dollar revenue changes for total Company, North America, Europe, and Asia revenues because we use the measures to understand the underlying growth rate of revenue excluding the impact of items that are not under management’s direct control, such as changes in foreign exchange rates.

CONTACT:
The Timberland Company
Kaitlyn Bruder, 603-773-1655
Investor Relations